As filed with the Securities and Exchange Commission on October 23, 2008

Registration No. 333-151110

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITAL MARKETS TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	7371	65-0907899
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Hagop Bouroudjian

Chief Executive Officer

340 E. Randolph Street, Suite 2701

Chicago IL 60610

Tel: 312-533-0230

(Name, Address and Telephone Number of Principal Executive Offices and Agent for Service)

Copies of communications to:

JOSEPH I. EMAS

1224 WASHINGTON AVENUE

MIAMI BEACH, FLORIDA 33139

TELEPHONE NO.: (305) 531-1174 FACSIMILE NO.: (305) 531-1274

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock	7,046,378	1.04	7,328,233	$288
Total:	7,046,378			$288(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Our common stock is traded in the over-the-counter Bulletin Board market under the symbol “CMKT.OB.” For the purposes of this table, we have used the average of the closing bid and asked prices as of May 21, 2008.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 23, 2008

PROSPECTUS

CAPITAL MARKETS TECHNOLOGIES, INC.

7,046,378 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Please refer to “Selling Security holders” beginning on page 8.

Our common stock is traded in the over-the-counter Bulletin Board market under the symbol “CMKT.OB.”

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

An investment in our Common Stock involves significant risks. Investors should not buy our Common Stock unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is             , 2008

i

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “we,” “us,” “our”, and the “company” and similar terms refer to Capital Markets Technologies, Inc., and our subsidiaries collectively, while the term “Capital Markets Technologies” refers to Capital Markets Technologies, Inc.” in its corporate capacity.

Capital Markets Technologies, Inc.

We were incorporated in the State of Florida on June 29, 1995 under the name “RLN Realty Associates, Inc.”

On February 8, 2007, we changed our name to Capital Markets Technologies, Inc. in 2007 to reflect the current business plan of our company. We are currently operating as a financial technology solutions company that provides technology to global financial institutions and major corporations. We are currently operating in Chicago, and management intends to operate out of London, England upon completion of the proposed acquisition of Simplex Consulting. Our business plan, Europe over the next three years, is designed, in managements’ belief, to capitalize on the financial technology market opportunity which management believes exists within. Europe as a consequence of the financial technology markets under the European Union regulatory directives: MiFID (“Markets in Financial Instruments Directive”) and SEPA (“Single Euro Payments Area”).

Management anticipates that Europe’s entire financial technology landscape is likely to change by 2010 as a result of MiFID and SEPA which make it mandatory for each of Europe’s 8,000 Financial Institutions (“FIs”) to change their IT systems and trade processes. We believe that the effects of these directives will impact tens of thousands of non-bank FIs and euro-zone corporate treasuries. Through a number of acquired subsidiaries, we intend to will position ourself to provide its global tier 1 and 2 financial services customers with financial technology solutions which help them comply with, or capitalize on, the European Union regulatory directives.

On December 17, 2007 we announced that we executed a letter of intent to acquire UK-based Strike IT Services, (“Strike IT”) an IT consulting firm in the corporate treasury and financial applications market. Management believes that this proposed acquisition will bring us additional IT resources as well as experienced management.

Strike IT Services is an IT consultancy and recruitment company which has a number of corporate customers for whom it provides resources around SAP (SAP is the world’s largest business software company) and the treasury operations. The Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) operates a worldwide financial messaging network. On this network messages are guaranteed by SWIFT to be securely and reliably exchanged between banks and other financial institutions. SWIFT also markets software and services to financial institutions, much of it for use on the SWIFTNet Network. The majority of international interbank messages use the SWIFT network. SWIFT is a cooperative society under Belgian law and it is owned by its member financial institutions. SWIFT headquarters are located in La Hulpe, Belgium. In addition, Strike IT has leased new office space at Three Tuns House, 109 Borough High Street, London Bridge, London, England. The 1000 square feet office is a 12 month lease with a 6 month termination provision at $5,873 (£3,300) per month. Management believes that our company will benefit from such acquisitions as a result of the anticipated cost savings associated with rationalization and an enhanced sales force. In addition it is expected that MiFID and SEPA resourcing requirements will provide a solid foundation of business for our consulting and solutions divisions during the coming years.

On November 15, 2007, our management announced that a definitive share purchase agreement (‘Agreement’) was executed for the sale of Simplex’s UK subsidiary, Simplex Consulting Ltd (‘Simplex Consulting’) to Capital Markets Technologies. Simplex Consulting is a UK-based consulting firm specializing in wholesale payments and post-trade processing technologies and provides services in the banking and securities markets.

Straight Through Processing (STP) enables the entire trade process for capital markets and payment transactions to be conducted electronically without the need for re-keying or manual intervention, subject to legal and regulatory restrictions. The concept has also been transferred into other asset classes including energy (oil, gas) trading and banking.

Presently, the entire trade lifecycle, from initiation to settlement, is a complex labyrinth of manual processes, taking several days. Such processing for equities transactions is commonly referred to as T+3 processing, as it usually takes three business days from the “Trade” being executed to the trade being settled. Industry practitioners, particularly in the US, viewed STP as meaning at least ‘same-day’ settlement or faster, ideally minutes or even seconds. The goal was to minimize settlement risk for the execution of a trade and its settlement and clearing to occur simultaneously. However, for this to be achieved, multiple market participants must realize high levels of STP. In particular, transaction data would need to be made available on a just-in-time basis which is a considerably harder goal to achieve for the financial services community than the application of STP alone. Historically, STP solutions were needed to help financial markets firms move to one-day trade settlement of equity transactions, as well as to meet the global demand resulting from the explosive growth of online trading. Now the concepts of STP are applied to reduce systemic and operational risk and to improve certainty of settlement and minimize operational costs. When fully realized, STP provides asset managers, broker/dealers, custodians, banks and other financial services players with tremendous benefits, including greatly shortened processing cycles, reduced settlement risk and lower operating costs Simplex Consulting Ltd. (“Simplex”) is a European financial technology consultant focusing on business change, systems implementation and STP within the Banking, Securities and corporate treasury marketplaces. Simplex was established in 1997 to provide a high quality systems implementation service focusing on the middleware and evolving STP and exception based processing requirements of financial institutions. Simplex is an accredited SWIFT Service Partner, and operates a SWIFT Service Bureau, offering an outsourced SWIFTNet connectivity service, and a range of value added outsourced applications.

Simplex is one of only three SWIFT Service Partners in the UK, Ireland and Nordic territories and runs a SWIFT Service Bureau providing outsourced connectivity to the SWIFT Network and other value-added services. Simplex’s customer base includes a number of financial institutions as well as asset managers, hedge funds and large corporations.

We intend to finalize the transaction this year, although no assurances can be made that such transaction will be finalized.

In furtherance of its expansion plan, on September 28, 2007, we acquired 55% of iBase Solutions Limited, a private company incorporated in England specializing in optimizing post-trade processes for financial institutions. We paid $2,268 for the common shares. The minority shareholders are individuals residing in England.

iBase’s principal product is software which provides a pay-as-you-go service which automates interest and dividend claims between financial institutions and their counter parties. Principal target markets are key financial centres. The iBase products are designed to also assist companies in complying with the changes contemplated under MiFID and SEPA, which are the regulations to be enforced by the European Commission.

The product naturally links to Simplex’s SWIFT Bureau to form a complete solution to this market issue. A prototype of the iBase product was developed in spring 2008 and after consultation with representatives of ISITC (the International Securities Association for International Trade Communication and two major global custodians, enhanced functionality was requested and the final product is scheduled for delivery at the end of October 2008. In the meantime the product is now being pitched outside of those organizations who have supported the project from the outset and further market applications for the product are being reviewed.

The ultimate ambition for iBase is for it to be recognized as the industry standard for claims processing in a similar fashion to SWIFT, which has been following the progress of iBase.

Under both the Market in Financial Instruments Directive (MiFID) and the Single Euro Payments Area (SEPA), legal requirements for transparency throughout the entire financial transaction lifecycle are set to be introduced. iBase’s products will target a number of the most inefficient processes within back office operations, currently handled by expensive and operationally risky manual processes. iBase will be working closely with London-based Simplex, a company which specializes in providing outsourced payments and post-trade processing services and which CMT is in the process of acquiring. Simplex already has a number of the world’s leading financial institutions using its outsourced solutions. iBase will further enhance the functionality of Simplex’s existing offer, allowing for cross-selling opportunities to new and existing customers and will bring significant additional reconciliations.

As we currently have nominal operations and our assets consist of cash, and/or cash equivalents, we will be deemed a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Accordingly, until we are no longer a “shell company,” we will file a Form 10 level disclosure, and continue to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended, and for twelve months, shareholders holding restricted, non-registered shares will not be able to use the exemptions provided under Rule 144 for the resale of their shares of common stock. Preclusion from any prospective investor using the exemptions provided by Rule 144 may be more difficult for us to sell equity securities or equity-related securities in the future to investors that require a shorter period before liquidity or may require us to expend limited funds to register their shares for resale in a future prospectus.

The Offering

This prospectus relates to the sale of up to 7,046,378 currently issued and outstanding shares of our common stock by the selling security holders.

We agreed to file a registration statement with the Commission in order to register the resale of the common shares issued to the selling security holders.

As of October 15, 2008, we had 23,098,186 shares of common stock outstanding. The number of shares registered under this prospectus would represent approximately 31% of the total common stock outstanding.

The common shares offered under this prospectus may not be sold by the selling security holders, except in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution.”

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

The Report of our Independent Registered Public Accounting firm Contains Explanatory Language that Substantial Doubt Exists About our Ability to Continue as a Going Concern

The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we depend on the continued contributions of our executive officers to work effectively as a team, to execute our business strategy and to manage our business. The loss of key personnel, or their failure to work effectively, could have a material adverse effect on our business, financial condition, and results of operations. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE. SHOULD WE CONTINUE TO INCUR LOSSES FOR A SIGNIFICANT AMOUNT OF TIME, THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK COULD BE ADVERSELY AFFECTED, AND YOU COULD EVEN LOSE YOUR ENTIRE INVESTMENT.

We have yet to establish any history of profitable operations as shown in our independent certified financial audit for 2007 and 2006, respectively. As of December 31, 2007, we had an accumulated deficit of $13,347,202. We have incurred annual operating losses of $ 34,727 for the year ended December 31, 2006 and $ 919,272 for the year ended December 31, 2007. We have financed our operations through the sale of equity securities in private placement transactions.

WE WILL NEED TO RAISE ADDITIONAL FUNDS THROUGH THE PUBLIC MARKET, PRIVATE DEBT OR PRIVATE SALES OF EQUITY TO ACHIEVE OUR CURRENT BUSINESS STRATEGY OF COMPLETING AND PROFITING FROM OUR SUITE OF TECHNOLOGY PRODUCTS. OUR NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE WILL LIKELY INVOLVE THE ISSUANCE OF ADDITIONAL SHARES OF STOCK, WHICH COULD DILUTE THE VALUE OF YOUR INVESTMENT. THERE IS NO ASSURANCE, HOWEVER, THAT WE WILL BE ABLE TO RAISE ADDITIONAL MONIES IN THE FUTURE.

We will require additional financing to sustain our operations, without which we may not be able to continue operations. Our inability to raise additional working capital or to raise the required financing in a timely manner would negatively impact our ability to fund our operations, our ability to generate revenues and to otherwise execute our business plan. No assurance can be given that we will be able to obtain additional financing, that we will be able to obtain additional financing on terms that are favorable to us or that the holders of the secured debentures will provide their consent to permit us to enter into subsequent financing arrangements. This can lead to the reduction or suspension of our operations and ultimately our going out of business. Should this occur, the value of your investment in the common stock could be adversely affected, and you could lose your entire investment.

RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

Although there is presently a market for our common stock, the price of our common stock may be extremely volatile and investors may not be able to sell their shares at or above their purchase price, or at all. We anticipate that the market may be potentially highly volatile and may fluctuate substantially because of:

•	Actual or anticipated fluctuations in our future business and operating results;

•	Changes in or failure to meet market expectations;

•	Fluctuations in stock market price and volume

WE DO NOT INTEND TO PAY DIVIDENDS

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are rapid, there is no assurance with respect to the amount of any such dividend.

OUR INABILITY TO RETAIN OUR KEY EXECUTIVE OFFICERS WOULD IMPEDE OUR BUSINESS PLAN AND GROWTH STRATEGIES, WHICH COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND THE VALUE OF YOUR INVESTMENT.

Our success depends, to a critical extent, on the continued efforts and services of our Chief Executive Officer, Hagop Bouroudjian, our President, Pasquale Ceci and our Director and Chief Financial Officer, Edward Arana. Were we to lose any of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our Company. We do not currently carry a key-man life insurance policy on any of our employees, which would assist us in recouping our costs in the event of the loss of those officers.

POSSIBLE “PENNY STOCK” REGULATION

Any trading of our common stock in the Pink Sheets or on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the “penny stock” rule.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

•

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

BECAUSE WE ARE QUOTED ON THE OTCBB INSTEAD OF AN EXCHANGE OR NATIONAL QUOTATION SYSTEM, OUR INVESTORS MAY HAVE A TOUGHER TIME SELLING THEIR STOCK OR EXPERIENCE NEGATIVE VOLATILITY ON THE MARKET PRICE OF OUR STOCK.

Our common stock is traded on the OTCBB. The OTCBB is often highly illiquid, in part because it does not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of volatility for securities that trade on the OTCBB as compared to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. Investors in our common stock may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our securities. Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2007, we will be required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2008, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

WE ARE A “SHELL COMPANY” AND OUR SHARES WILL BE SUBJECT TO RESTRICTIONS ON RESALE.

As we currently have nominal operations and our assets consist of cash, and/or cash equivalents, we will be deemed a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Accordingly, until we are no longer a “shell company,” i.e until we will file a Form 10 level disclosure, and continue to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended, and for twelve months thereafter, shareholders holding restricted, non-registered shares will not be able to use the exemptions provided under Rule 144 for the resale of their shares of common stock. Preclusion from any prospective investor using the exemptions provided by Rule 144 may make it more difficult for us to sell equity securities or equity-related securities in the future to investors that require a shorter period before liquidity or may require us to expend limited funds to register their shares for resale in a future prospectus.

VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION, THEREBY DIVERTING OUR RESOURCES THAT MAY HAVE A MATERIAL EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES.

In many circumstances, the issuance of securities for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the debt raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock.

If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock the price will decline. It is not possible to predict if the circumstances where by short sales could materialize or to what our share price could drop to. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will retain the acquiree’s customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling security holder. Unless otherwise stated below, to our knowledge no selling security holder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling security holders are members of the National Association of Securities Dealers, Inc. The selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

Name of selling stockholder	Shares of common Stock owned prior to offering	Percent of Common Stock owned prior to offering (1)	Shares of common stock to be sold	Shares of common Stock owned After offering	Percentage of Shares Owned Upon Completion
2128112 Ontario Inc.[2,14]	829,000	3.6%	100,000	729,000	3.2%
1535413 Ontario Ltd.[3,14]	200,000	0.9%	200,000	0	0%
HE Capital SA4, 14	189,000	0.8%	100,000	89,000	0.4%
Katherine Reid[14]	930,000	4.0%	770,000	160,000	0.7%
Ashley Christensen-Pate[14]	807,000	3.5%	400,000	407,000	1.8%
Steven Misener[14]	300,000	1.3%	300,000	0	0%
Jeremiah Griffin[14]	826,000	3.6%	500,000	326,000	1.4%
Irene Strang[14]	150,000	0.6%	150,000	0	0%
David Bush[14]	780,000	3.4%	400,000	380,000	1.6%
Thomas Obradivich [15]	147,770	0.6%	80,770	66,000	0.3%
Charles Miller[15]	15,385	0.1%	15,385	0	0%
Ed Pennock[15]	57,693	0.2%	57,693	0	0%
Peter Shippen[15]	11,539	0.0%	11,539	0	0%
Maple Grove Inc.[5,15]	346,154	1.5%	346,154	0	0%
EH & P Investments AG6, 15	230,770	1.0%	230,770	0	0%
Thomas Courtreau[15]	57,693	0.2%	57,693	0	0%
Ken Hughes[15]	57,693	0.2%	57,693	0	0%
Daniel Stern Revocable Trust[16]	40,000	0.2%	40,000	0	0%
Barbara Kutchin[16]	13,334	0.1%	13,334	0	0%
Jeffery Stern[16]	35,000	0.2%	35,000	0	0%
Timothy Holmes Revocable Trust[16]	93,335	0.4%	93,335	0	0%
George Wolodzko[16]	66,667	0.3%	66,667	0	0%
Dennis Lapidus[16]	100,000	0.4%	100,000	0	0%
Albert Petrassi[16]	133,334	0.6%	133,334	0	0%
Patrick Moughan[16]	66,667	0.3%	66,667	0	0%
Design Hardware[7,16]	133,334	0.6%	133,334	0	0%
Alexander J. Moody, Jr.[16]	66,667	0.3%	66,667	0	0%
William David Vellon[16]	30,000	0.1%	30,000	0	0%
David Lehman[16]	133,334	0.6%	133,334	0	0%
Theresa Melroy[16]	33,334	0.1%	33,334	0	0%
Top Run Investments[8,17]	133,340	0.6%	133,340	0	0%
Robert L. Melroy[17]	40,000	0.2%	40,000	0	0%
Cat Brokerage AG9, 17	100,000	0.4%	100,000	0	0%
Excelsior Master Fund, LP10, 17	333,334	1.4%	333,334	0	0%
Stan Bloch[17]	10,125	0.0%	10,125	0	0%
Michael Benadiba[17]	7,500	0.0%	7,500	0	0%
Mitchell Torch[17]	6,000	0.0%	6,000	0	0%
Steven Torch[17]	18,876	0.1%	18,876	0	0%
Jarrod Goldin[17]	7,500	0.0%	7,500	0	0%
Highcastle Investments Ltd.[11], 17	75,000	0.3%	75,000	0	0%
Brian Huckabone[17]	25,500	0.1%	25,500	0	0%
Timothy Campbell[17]	9,375	0.0%	9,375	0	0%
Sandro Sementili[17]	40,125	0.2%	40,125	0	0%
Gundyco ITF Pinetree Income Partnership[12,18]	1,000,000	4.3%	1,000,000	0	0%
Alan Shifman[13]	25,000	0.1%	25,000	0	0%
Sheri Eckerdt[18]	300,000	1.3%	300,000	0	0%
Rick Teodori[18]	100,000	0.4%	100,000	0	0%
Victoria Mason[14]	50,000	0.2%	25,000	25,000	0.1%
Vincenzo D’Amico[14]	67,000	0.3%	67,000	0	0%

For purposes of calculating the percentage of shares owned after the offering, we assumed the sale of all common shares offered under this prospectus. However, the selling security holders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling security holders upon termination of sales pursuant to this prospectus.

(1)	Applicable percentage of ownership is based on 23,098,186 shares as of October 15, 2008 (there are no securities exercisable or convertible into shares of common stock within 60 days of October 15, 2008, for each stockholder). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.
(2)	2128112 Ont. Inc. is controlled by Cheryl Cheslea and Stewart Garner who have the dispositive power over the securities offered for resale.
(3)	1535413 Ontario Ltd. is controlled by Marko Salvatore Maggisano who has the dispositive power over the securities offered for resale.
(4)	HE Capital is controlled by Director, Richard Smith, who has the dispositive power over the securities offered for resale.
(5)	Maple Grove Inc. is controlled by Director, Stephen Dickson, who has the dispositive power over the securities offered for resale.
(6)	EH & P Investments AG is controlled by Director, Urs Meier, who has the dispositive power over the securities offered for resale.
(7)	Design Hardware is controlled by Ali Balsam and Nate Abrahson who have the dispositive power over the securities offered for resale.
(8)	Top Run Investments is controlled by Mario Elia, who has the dispositive power over the securities offered for resale.
(9)	Cat Brokerage AG is a publicly traded company on the BX Berne Exchange in Germany under the symbol CAF. The CEO of the company is Alfons Niedhart, who has the dispositive power over the securities offered for resale.
(10)	Excelsior Master Fund, LP is controlled by James A. White, Jr., who has the dispositive power over the securities offered for resale.
(11)	Highcastle Investments Ltd. is controlled by Paul Elia, who has the dispositive power over the securities offered for resale.
(12)	Gundyco ITF Pinetree Income Partnership is listed on the Toronto Stock Exchange under the symbol PNP. Sheldon Inwentash, who has the dispositive power over the securities offered for resale, is the Chairman and CEO.
(13)	Alan Shifman is the former president of Capital Markets Technologies, Inc. He acquired his shares when he converted preferred shares into common shares. The preferred shares were issued to him in exchange for his services.
(14)	The shareholders’ acquired their shares in a private transaction exempt from registration.
(15)	The shareholders’ received the shares of common stock in 2007, when the Company issued 857,697 units at $0.65/share in a private placement for $557,503. Each unit consists of one share of common stock and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants are detachable and may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. No warrants have been exercised to date.
(16)	The shareholders’ received the shares of common stock in 2007, when the Company issued 918,339 units at $0.75/share in a private placement for $557,503. Each unit consists of one share of common stock and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants are detachable and may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. No warrants have been exercised to date.
(17)	The shareholders’ received the shares of common stock in 2008, when the Company issued 1,599,525 units at $1.05/share in a private placement for $1,679,501. Each unit consists of one share of common stock and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants are detachable and may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. No warrants have been exercised to date.
(18)	The shareholders’ received the shares of common stock in 2008 when they converted preferred shares issued to them in exchange for services performed.

Apart from Alan Shifman, who was the former president of Capital Markets Technologies, Inc., no other selling shareholder has any material relationship with us over the past three years.

PLAN OF DISTRIBUTION

We are registering the shares of stock being offered by this prospectus for resale in accordance with certain registration rights granted the selling shareholders, including their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell any or all of the shares that may be sold under this prospectus. We will pay all registration expenses including, without limitation, all the SEC and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling shareholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the selling shareholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	a distribution to a selling stockholder’s partners, members or stockholders;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Selling shareholders that are either broker-dealers or affiliated with broker-dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with resale of their shares. Any commissions received by such broker-dealers, affiliates, or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders, have informed us that at the time they purchased our common stock they did not, and currently do not have, any agreement or understanding, directly or indirectly, with any person to distribute the common stock being sold pursuant to this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis contains various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding future events or the future financial performance of the Company that involve risks and uncertainties. Certain statements included in this S-1, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to “anticipates”, “believes”, “plans”, “expects”, “future” and similar statements or expressions, identify forward-looking statements. Any forward-looking statements herein are subject to certain risks and uncertainties in the Company’s business, including but not limited to, reliance on key customers and competition in its markets, market demand, product performance, technological developments, maintenance of relationships with key suppliers, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of the Company. Management will elect additional changes to revenue recognition to comply with the most conservative SEC recognition on a forward going accrual basis as the model is replicated with other similar markets (i.e. SBDC). The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the financial statements included herein.

OVERVIEW

Capital Markets Technologies, Inc. (formerly known as Fintech Group, Inc.; Gentech Pharma, Inc.; Netmaximizer.com, Inc.) (“CMT”) was incorporated in the State of Florida on June 29, 1995 under the name “RLN Realty Associates, Inc.” During 2002, we closed our e-commerce business operations due to lack of funding. From 2002 through 2005, the Company had no business operations. During 2006, we changed our name to Fintech Group, Inc. and subsequently to Capital Markets Technologies, Inc. in 2007 in order to reflect our current focus. We are a financial technology solutions company providing innovative solutions to global financial institutions and major corporations. The Company is currently operating in Chicago, and will also operate out of London, England upon finalization of the proposed acquisition of Simplex Consulting. We initially changed our focus in order to capitalize on the estimated US$30 billion financial technology market opportunity which management believes exists within Europe over the next three years. Our management has an aggressive acquisitions strategy focusing on companies which are already well positioned to take advantage of the paradigm shift occurring in the financial technology markets under the European Union regulatory directives: MiFID (“Markets in Financial Instruments Directive”) and SEPA (Single Euro Payments Area”).

On December 17, 2007 CMT announced that it has signed a letter of intent to acquire UK-based Strike IT Services, (“Strike IT”) an IT consulting firm in the corporate treasury and financial applications market. The proposed acquisition will bring a formidable team of additional resources to CMT as well as strong management. CMT and its subsidiaries will benefit from the cost savings associated with rationalization and an enhanced sales force. In addition it is expected that MiFID and SEPA resourcing requirements will provide a solid foundation of business for CMT in both consulting and solutions divisions during the coming years.

Strike IT Services is an IT consultancy and recruitment company which has a number of corporate customers for whom it provides resources around SAP (SAP is the world’s largest business software company) and the treasury operations. The Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) operates a worldwide financial messaging network. On this network messages are guaranteed by SWIFT to be securely and reliably exchanged between banks and other financial institutions. SWIFT also markets software and services to financial institutions, much of it for use on the SWIFTNet Network. The majority of international interbank messages use the SWIFT network. As of April 2006 SWIFT linked almost 8,000 financial institutions in 205 countries. SWIFT does not facilitate funds transfer—financial institutions need a corresponding banking relationship for financial transactions. SWIFT is a cooperative society under Belgian law and it is owned by its member financial institutions. SWIFT headquarters are located in La Hulpe, Belgium.

In addition, Strike IT is planning to open an office in a location to be determined by management in 2nd quarter 2008 to tap into the increasing opportunities in the financial resourcing sector presented by MiFID and SEPA.

On November 19, 2007, CMT announced that it had acquired a 55% equity stake in iBase Solutions Limited ‘iBase’, is a UK-based financial solutions company specializing in optimizing post-trade processes for financial institutions. iBase is set to launch in late spring of 2008 a suite of software products and services designed to replace inefficient and costly manual processes inherent in today’s marketplace in Europe. The iBase products are designed to also assist companies in complying with the changes contemplated under MiFID and SEPA, which are to be enforced regulation by the European Commission.

The product naturally links to Simplex’s SWIFT Bureau to form a complete solution to this market issue. A prototype of the iBase product was developed in spring 2008 and after consultation with representatives of ISITC (the International Securities Association for International Trade Communication and two major global custodians, enhanced functionality was requested and the final product is scheduled for delivery on or before the 2008 year end. In the meantime the product is now being pitched outside of those organizations who have supported the project from the outset and further market applications for the product are being reviewed.

Under both the Market in Financial Instruments Directive (MiFID) and the Single Euro Payments Area (SEPA), legal requirements for transparency throughout the entire financial transaction lifecycle are set to be introduced. iBase’s products will target a number of the most inefficient processes within back office operations, currently handled by expensive and operationally risky manual processes. iBase will be working closely with London-based Simplex, a company which specializes in providing outsourced payments and post-trade processing services and which CMT is in the process of acquiring. Simplex already has a number of the world’s leading financial institutions using its outsourced solutions. iBase will further enhance the functionality of Simplex’s existing offer, allowing for cross-selling opportunities to new and existing customers and will bring significant additional reconciliations.

A further bonus to this acquisition is that it will allow Simplex to separate its consulting activities from its solutions business which has recently become a market issue, with Simplex’s consulting objectivity having become subject to question when running directly alongside a growing solutions business.

In January 2008, Capital Markets Technologies Inc. acquired 100% of the shares of a private company, CMT Europe Limited, incorporated in England for £125. The company has neither operations nor assets. The purpose of the company is to function as a holding company for all UK acquisitions.

NET REVENUES

We have had no revenues since 2002 when we closed our e-commerce business operations.

PROFESSIONAL FEES

Professional fees were incurred for the purpose of preparation and audit of the Company’s financial statements and legal fees from potential acquisitions of subsidiaries

ADMINISTRATION

During the quarter ended June 30, 2008 our administrative expenses were as a result of transfer agent fees, telephone, rent and costs associated with filing financial statements for SEC filing purposes.

NET LOSS

Our net loss for the quarter ended June 30, 2008 was $1,204,367 as a result of our extensive advertising and promotion which includes the company’s travel costs associated with our potential acquisitions in the United Kingdom.

NET LOSS PER SHARE

Net loss per share was $(0.05) basic and fully diluted was $(0.04) for the six months ended June 30, 2008.

LIQUIDITY AND CAPITAL RESOURCES

The Company closed our e-commerce business operations due to lack of funding in 2002.

In the past we were an e-commerce department store that sold a wide variety of consumer goods to members of affinity groups, paying a commission on those sales to the affinity group. In 2002, we ceased our business operations due to lack of funding.

During 2006, we changed our name to Fintech Group, Inc. and subsequently to Capital Markets Technologies, Inc. in 2007 to reflect our current focus. We are currently operating as a financial technology solutions company providing innovative solutions to global financial institutions and major corporations. The company is currently operating in Chicago, and will also operate out of London, England upon finalization of the proposed acquisition of Simplex Consulting. We initially changed our focus in order to capitalize on the estimated US$30 billion financial technology market opportunity which management believes exists within Europe over the next three years. Our management has an aggressive acquisitions strategy focusing on companies which are well positioned to take advantage of the paradigm shift occurring in the financial technology markets under the European Union regulatory directives: MiFID (“Markets in Financial Instruments Directive”) and SEPA (“Single Euro Payments Area”).

Other Considerations

There are numerous factors that affect the business and the results of its operations. Sources of these factors include general economic and business conditions, federal and state regulation of business activities, the level of demand for product services, the level and intensity of competition and the ability to develop new services based on new or evolving technology and the market’s acceptance of those new services, the Company’s ability to timely and effectively manage periodic product transitions, the services, customer and geographic sales mix of any particular period, and our ability to continue to improve our infrastructure including personnel and systems to keep pace with the Company’s anticipated rapid growth.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Certain officers and directors of the Company have provided personal guarantees to our various lenders as required for the extension of credit to the Company.

Accounting Policies Subject to Estimation and Judgment

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

CHANGES IN AND DISAGREEMENTS

WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We retained Madsen & Associates, CPA’s Inc. as our independent accountants to audit our financial statements effective as of December 31, 2007. Subsequent to that date, in connection with their audits of our financial statements, there were no disagreements with the predecessor auditor, Rachlin Cohen & Holtz, LLP, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Florida on June 29, 1995 under the name “RLN Realty Associates, Inc.”

On February 8, 2007, we changed our name to Capital Markets Technologies, Inc. in 2007 to reflect the current business plan of our company. We are currently operating as a financial technology solutions company that provides technology to global financial institutions and major corporations. We are currently operating in Chicago, and management intends to operate out of London, England upon completion of the proposed acquisition of Simplex Consulting. Our business plan, Europe over the next three years, is designed, in managements’ belief, to capitalize on the financial technology market opportunity which management believes exists within. Europe as a consequence of the financial technology markets under the European Union regulatory directives: MiFID (“Markets in Financial Instruments Directive”) and SEPA (“Single Euro Payments Area”).

Management anticipates that Europe’s entire financial technology landscape is likely to change by 2010 as a result of MiFID and SEPA which make it mandatory for each of Europe’s 8,000 Financial Institutions (“FIs”) to change their IT systems and trade processes. We believe that the effects of these directives will impact tens of thousands of non-bank FIs and euro-zone corporate treasuries. Through a number of acquired subsidiaries, we intend to will position ourself to provide its global tier 1 and 2 financial services customers with financial technology solutions which help them comply with, or capitalize on, the European Union regulatory directives.

On December 17, 2007 we announced that we executed a letter of intent to acquire UK-based Strike IT Services, (“Strike IT”) an IT consulting firm in the corporate treasury and financial applications market. Management believes that this proposed acquisition will bring us additional IT resources as well as experienced management.

Strike IT Services is an IT consultancy and recruitment company which has a number of corporate customers for whom it provides resources around SAP (SAP is the world’s largest business software company) and the treasury operations. The Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) operates a worldwide financial messaging network. On this network messages are guaranteed by SWIFT to be securely and reliably exchanged between banks and other financial institutions. SWIFT also markets software and services to financial institutions, much of it for use on the SWIFTNet Network. The majority of international interbank messages use the SWIFT network. SWIFT is a cooperative society under Belgian law and it is owned by its member financial institutions. SWIFT headquarters are located in La Hulpe, Belgium. In addition, Strike IT has leased new office space at Three Tuns House, 109 Borough High Street, London Bridge, London, England. The 1000 square feet office is a 12 month lease with a 6 month termination provision at $5,873 (£3,300) per month

Management believes that our company will benefit from such acquisitions as a result of the anticipated cost savings associated with rationalization and an enhanced sales force. In addition it is expected that MiFID and SEPA resourcing requirements will provide a solid foundation of business for our consulting and solutions divisions during the coming years.

On November 15, 2007, our management announced that a definitive share purchase agreement (‘Agreement’) was executed for the sale of Simplex’s UK subsidiary, Simplex Consulting Ltd (‘Simplex Consulting’) to Capital Markets Technologies. Upon closing of this transaction the Company will exchange 5,000,000 restricted common shares for 100% of the shares of Simplex Consulting Ltd. ‘Simplex Consulting’ is a UK-based consulting firm specializing in wholesale payments and post-trade processing technologies and provides services in the banking and securities markets.

Straight Through Processing (STP) enables the entire trade process for capital markets and payment transactions to be conducted electronically without the need for re-keying or manual intervention, subject to legal and regulatory restrictions. The concept has also been transferred into other asset classes including energy (oil, gas) trading and banking.

Presently, the entire trade lifecycle, from initiation to settlement, is a complex labyrinth of manual processes, taking several days. Such processing for equities transactions is commonly referred to as T+3 processing, as it usually takes three business days from the "Trade" being executed to the trade being settled. Industry practitioners, particularly in the US, viewed STP as meaning at least 'same-day' settlement or faster, ideally minutes or even seconds. The goal was to minimize settlement risk for the execution of a trade and its settlement and clearing to occur simultaneously. However, for this to be achieved, multiple market participants must realize high levels of STP. In particular, transaction data would need to be made available on a just-in-time basis which is a considerably harder goal to achieve for the financial services community than the application of STP alone. Historically, STP solutions were needed to help financial markets firms move to one-day trade settlement of equity transactions, as well as to meet the global demand resulting from the explosive growth of online trading. Now the concepts of STP are applied to reduce systemic and operational risk and to improve certainty of settlement and minimize operational costs. When fully realized, STP provides asset managers, broker/dealers, custodians, banks and other financial services players with tremendous benefits, including greatly shortened processing cycles, reduced settlement risk and lower operating costs.

Simplex Consulting Ltd. (“Simplex”) is a European financial technology consultant focusing on business change, systems implementation and STP within the Banking, Securities and corporate treasury marketplaces. Simplex was established in 1997 to provide a high quality systems implementation service focusing on the middleware and evolving STP and exception based processing requirements of financial institutions. Simplex is an accredited SWIFT Service Partner, and operates a SWIFT Service Bureau, offering an outsourced SWIFTNet connectivity service, and a range of value added outsourced applications.

Simplex is one of only three SWIFT Service Partners in the UK, Ireland and Nordic territories and runs a SWIFT Service Bureau providing outsourced connectivity to the SWIFT Network and other value-added services. Simplex’s customer base includes a number of financial institutions as well as asset managers, hedge funds and large corporations.

We intend to finalize the transaction this year, although no assurances can be made that such transaction will be finalized.

In furtherance of its expansion plan, on September 28, 2007, we acquired 55% of iBase Solutions Limited, a private company incorporated in England specializing in optimizing post-trade processes for financial institutions. We paid $2,268 for the common shares. The minority shareholders are individuals residing in England.

iBase’s principal product is software which provides a pay-as-you-go service which automates interest and dividend claims between financial institutions and their counter parties. Principal target markets are key financial centres. The iBase products are designed to also assist companies in complying with the changes contemplated under MiFID and SEPA, which are the regulations to be enforced by the European Commission.

The product naturally links to Simplex’s SWIFT Bureau to form a complete solution to this market issue. A prototype of the iBase product was developed in spring 2008 and after consultation with representatives of ISITC (the International Securities Association for International Trade Communication and two major global custodians, enhanced functionality was requested and the final product is scheduled for delivery at the 2008 year end. In the meantime the product is now being pitched outside of those organizations who have supported the project from the outset and further market applications for the product are being reviewed.

Under both the Market in Financial Instruments Directive (MiFID) and the Single Euro Payments Area (SEPA), legal requirements for transparency throughout the entire financial transaction lifecycle are set to be introduced. iBase’s products will target a number of the most inefficient processes within back office operations, currently handled by expensive and operationally risky manual processes. iBase will be working closely with London-based Simplex, a company which specializes in providing outsourced payments and post-trade processing services and which CMT is in the process of acquiring. Simplex already has a number of the world’s leading financial institutions using its outsourced solutions. iBase will further enhance the functionality of Simplex’s existing offer, allowing for cross-selling opportunities to new and existing customers and will bring significant additional reconciliations.

As we currently have nominal operations and our assets consist of cash, and/or cash equivalents, we will be deemed a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Accordingly, until we are no longer a “shell company,” we will file a Form 10 level disclosure, and continue to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended, and for twelve months, shareholders holding restricted, non-registered shares will not be able to use the exemptions provided under Rule 144 for the resale of their shares of common stock. Preclusion from any prospective investor using the exemptions provided by Rule 144 may be more difficult for us to sell equity securities or equity-related securities in the future to investors that require a shorter period before liquidity or may require us to expend limited funds to register their shares for resale in a future prospectus.

Company’s principal products, services and intended markets.

Our principal product is software which provides a pay-as-you-go service which automates interest and dividend claims between financial institutions and their counter parties. Our principal target markets are key financial centers. Management is initially focusing on global custodian banks and their asset management and hedge fund clients as primary clients. Our service is asp-enabled and sits on top of a swift service bureau belonging to a prospective CMT acquisition target.

Management believes that the only realistic competitor to iBase would be SWIFTitself although management consider SWIFT as not a true competitor with our business. Dividend and interest claims are handled today by manual processes which are costly and risky. ibase’s industry position is that we believe it is considered by the key industry standards group, ISITC, as ideally positioned to solve the industry problem. We can market our service either directly or as a white-label service. We also presume governmental authorities will support our services as we enhance transparency on the post-trade arena, a feature supported by most regulatory authorities.

We have not been subject to any bankruptcy, receivership, or other similar proceeding.

EMPLOYEES

We currently have no employees. Management presently serves in an uncompensated role. The Company’s controlled subsidiary, iBase Solutions Limited, pays the director a salary for services performed.

SEASONALITY

There is no seasonal aspect to our business.

FACILITIES

The Company’s corporate office is currently located 340 E. Randolph Street, Suite 2701, Chicago IL 60610.

These facilities are owned by R & E Management, a company owned by Hagop Bouroudjian, Chairman of our board. Capital Markets Technologies, Inc. (CMT) has a month to month lease with R&E Management for its 2200 square foot location at a cost of $6,500 per month.

iBase Solutions Limited rents office space from Simplex Consulting Limited at Cheyne House, Crown Court, 62/63 Cheapside, London, EC2V 6JP at a cost of £2000 on a month to month basis.

DOMAIN NAME

We have registered the domain name “capitalmarketstech.com”.

SUBSIDIARIES

We acquired a 55% equity stake in iBase Solutions Limited (‘iBase’). iBase is a UK-based financial solutions company specializing in optimizing post-trade processes for financial institutions. In June 2008, iBase is set to launch a suite of software products and services designed to replace inefficient and costly manual processes inherent in today’s marketplace in Europe. The iBase products are designed to also assist companies in complying with the changes contemplated under MiFID and SEPA, which are the regulations set to be enforced by the European Commission.

The product naturally links to Simplex’s SWIFT Bureau to form a complete solution to this market issue. The product is currently scheduled to be finished in June 2008 when it will be presented to the International Securities Association for International Trade Communication (ISITC) sub-committee for claims. The ultimate ambition for iBase is for it to be recognized as the industry standard for claims processing in a similar fashion to SWIFT, which has been following the progress of iBase.

Under both the Market in Financial Instruments Directive (MiFID) and the Single Euro Payments Area (SEPA), legal requirements for transparency throughout the entire financial transaction lifecycle are set to be introduced. iBase’s products will target a number of the most inefficient processes within back office operations currently handled by expensive and operationally risky manual processes. iBase will be working closely with London-based Simplex, a company which specializes in providing outsourced payments and post-trade processing services and which CMT has also entered into a Letter of Intent to acquire. Simplex already has a number of the world’s leading financial institutions using its outsourced solutions. iBase will further enhance the functionality of Simplex’s existing offer, allowing for cross-selling opportunities to new and existing customers and should bring significant additional reconciliations.

On November 15, 2007 CMT has executed a definitive share purchase agreement with Simplex Solutions Inc., to acquire 100% of the outstanding common shares of its wholly owned UK subsidiary, Simplex Consulting Limited in exchange for 5,000,000 common shares of CMT. On April 29, 2008 Simplex Solutions Inc., called a shareholder meeting to vote on approval of this transaction. CMT anticipates closing this transaction shortly thereafter given shareholder approval.

On December 17, 2007 the Company entered into a Letter of Intent with Strike IT Services Limited, a private company incorporated and registered in England and Wales, to purchase 100% of their outstanding common shares. Strike IT will become a 100% wholly owned subsidiary of the Company. The terms are as follows: $202,180 (£100,000) payable immediately, the balance of £100,000 is to be paid on closing of the transaction. The Company, in addition, will issue the principal shareholders of Strike IT 450,000 shares from treasury. The Company has satisfied the first payment of $202,180 (£100,000) on December 20, 2007 and has also issued the 450,000 common shares on March 12, 2008. The final payment of $204,186 (£100,000) was paid on March 18, 2008. Upon completion of Strike IT audits this transaction will be closed.

DESCRIPTION OF PROPERTY

We operate from 2200 square feet of leased offices located at 340 E. Randolph Street, Suite 2701, Chicago, IL 60610. We do not hold any material investments in other real or personal property other than office equipment. We anticipate these facilities will be adequate for the immediate future but that if we are successful in introducing our products, we will need to seek larger or additional office quarters. We have a month-to-month lease for office space, which is owned by R&E Management, which is owned by our chairman, Hagop Bouroudjian. The lease is payable monthly, at $6,500 per month.

Our subsidiary, iBase Solutions Limited, rents office space from Simplex Consulting Limited at Cheyne House, Crown Court, 62/63 Cheapside, London, EC2V 6JP at a cost of £2000 on a month to month basis.

LEGAL PROCEEDINGS

Since inception, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Directors are elected at the Company’s annual meeting of Stockholders and serve for one year until the next annual Stockholders’ meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

Set forth below is information regarding the Company’s current directors and executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position
Hagop Bouroudjian	46	Chairman of the Board, Chief Executive Officer
Pasquale Ceci	38	President, Secretary, and Director
Andy Aziz	45	Director
Peter Feit	47	Director
Edward Arana	44	Director, Chief Financial Officer
Thomas Honey	64	Director

Mr. Bouroudjian has served as our Chairman of the Board since March 9, 2007 and has an extensive banking and markets background. From July 2003 to the present, Mr. Bouroudjian has been a principal at Brewer Investment Group in Chicago, Illinois. From May 2002 to July 2003, Mr. Bouroudjian was an independent trader at the Chicago Mercantile Exchange. From 1999 to 2002, Mr. Bouroudjian was president of Commerze Futures (a subsidiary of Commerze Bank, the 4th largest bank in Germany). Mr. Bouroudjian has been Senior Vice President of Equity Futures for Nikko Securities, the 2nd largest securities firm in Japan and Credit Agricole Futures (a wholly owned subsidiary of Credit Agricole, the 17th largest bank in the world). At each of these firms, Mr. Hagop built the entire futures operations and they flourished into thriving subsidiaries under his supervision.

Mr. Bouroudjian has been a member of the Chicago Mercantile Exchange (CME) since 1987. Mr. Bouroudjian was a member of the Board of Directors of the CME from 1996-2002. During that time he was Chairman of the Equity Indices Committee when the E-mini concept was successfully introduced to the CME membership. He was also chairman or co-chairman of over a dozen educational, product, and regulatory committees during his term.

Aside from industry experience, Hagop has had an extensive amount of media experience. He has done over 1000 international and domestic live TV shots over the last several years including CNBC, CNN, CNNFN, Bloomberg, PBS and countless local and regional broadcasts. He has been interviewed by numerous CEOs and CFOs of major corporations. He currently is a Friday regular on the CNBC Squawk Box segment. He appears daily on Bloomberg TV at various timeslots during the trading session, and has his own radio show “The Jack Bouroudjian Show” with BizRadio.

Mr. Pasquale Ceci is serving as our President and Secretary as well as a member of the Board of Directors since September 11, 2006. Mr. Ceci has been involved as an independent consultant in the start up of many successful ventures throughout his 15 year business career. To date, he has operated many of these successfully while focusing in the entertainment field until recently when he entered into the financial transaction based business world.

Mr. Andy Aziz has served as a Director of our Company since June 26, 2007. Mr. Aziz has served as the president of Payzone LLC since 2000 and is also VP of Global Banking with Broker Processing Service since 2004. Mr. Aziz is former Treasurer at Chase Manhattan Bank and has over 26 years of experience in corporate banking operations and management. His presence as a member of NACHA (National Automated Clearing House Association) combined with his background as a banking expert is expected to add significantly to CMT’s plans around cross-border payments and SEPA. Mr. Aziz served as Director of Banking at American Payment Systems, ACH/Billing Manager at Engyro Inc., Processing Team Leader at Heller Financial Inc., Operations Officer at Chemical Bank and Union Trust Company and other managerial and supervisory roles for back office banking operations. Most recently, Mr. Aziz was Director of Banking for a walk-in bill payment company named CheckFree, formally American Payment Systems, where he consulted for the development of an electronic transaction system that processes 1.2 million transactions and moves over $12 billion annually through retail locations worldwide.

Mr. Peter Feit has served as a Director of our Company since June 26, 2007. From 2002 until the present Mr. Feit is the Managing Member of KC-CO, a privately held options market maker firm on the Chicago Board Options, Chicago Board of Trade and the Chicago Mercantile Exchange. Mr. Feit is the former Managing Director of derivatives trading for SG Warburg and has extensive experience with international trade and settlements. Mr. Feit is an Organizer and Director of Town Center Bank in Frankfort, Illinois. He is a graduate of Loyola University where he earned a Bachelor of Science degree in Computer Science.

Mr. Edward Anthony Arana has served as a Director of our Company since June 26, 2007. Mr. Arana has been employed as Chief Financial Officer of Brewer Investment Group since 2002. He is a graduate of DePaul University and has been a Certified Public Accountant since 1986. Mr. Arana spent 7 years as senior auditor of the Chicago Mercantile Exchange maintaining the financial integrity of members of the CME. In addition, Mr. Arana was the Head of Accounting and Controller for Gerald Commodities, Index Futures Group, R.J. O’Brien & Associates and has held the role of Chief Financial Officer of Commerze Futures LLC.

Mr. Thomas Honey has served as a Director of our Company since June 9, 2008. Mr. Honey has been President and CEO of VANTOM Corporation since 2006. VANTOM provides strategic marketing and business development services. Prior to this Mr. Honey was a Principal Associate with CWH Associates from 2001. With 30 years of experience in the development, operation and management of secure electronic transaction services, Mr. Honey has held senior positions with Visa USA and Visa International and the NYCE ATM/debit card network in New York. In the early stages of his career, Honey helped to establish the first automated payments clearinghouse and to install one of the world’s first automated tellers. Mr. Honey is credited with developing and implementing the Visa debit card (now called the Visa Check Card), Visa Travelers Cheque, Visa Gold Card, the Visa name change and card design, and with establishing Visa International regions and offices worldwide. Mr. Honey holds a BA degree in History with minors in Economics and English from the University of the Pacific in California and a Master of Business Administration at the University of Nevada-Reno.

Besides being a member of the Board of Directors of the Smart Card Forum and serving as President and Executive Director of the Consumer Bankers Association in Washington DC, he served as Senior VP of Marketing, Sales and Customer Service with the American arm of DHL Worldwide Express for five years, and most from October 2006 until April 2008 Mr. Honey served as strategic development director of Better ATM Services, which develops innovative ATM technologies.

Significant Employees

The Company has no present employees who are expected to make a significant contribution to the Company’s business other than the Company’s current officers and directors. It is expected that current members of management will be the only persons whose activities will be material to the Company’s operations. Members of management are the only persons who may be deemed to be promoters of the Company.

Family Relationships

There are no family relationships between any directors or executive officers of the company either by blood or by marriage.

Involvement in Certain Legal Proceedings

During the past five years, no present or former director, person nominated to become a director, executive officer, promoter or control person of the Company:

1.	was a general partner or executive officer of any business which filed a petition in bankruptcy or against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

2.	was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	was subject to any order, judgment or decree not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.	was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or State securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compensation of Directors

We do not pay our Directors any fees in connection with their role as members of our Board. Directors are not paid for meetings attended at our corporate headquarters or for telephonic meetings. Our Directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at Board meetings.

Directors are elected at the Company’s annual meeting of Stockholders and serve for one year until the next annual Stockholders’ meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for: (i) the person who served as the Chief Executive Officer of CMT during the year ended December 31, 2007, regardless of the compensation level, and (ii) each of our other executive officers, serving as an executive officer at any time during 2007. Compensation information is shown for the year ended December 31, 2007:

Name/Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Incentive Plan Option Awards ($)		Securities Underlying Options/SARs ($)	Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Hagop Bouroudjian	2007		—	—	—	[1]	—	—	[2]	—	—
Pasquale Ceci	2007		—	—	—	[1]	—	—	[2]	—	—
Edward Arana	2007		—	—	—	[1]	—	—	[2]	—	—

There are no employment agreements between CMT and any executive officer. In our 55% owned subsidiary, iBase Solutions, the Company has an Executive Service Contract with our Technical Director, Craig Kirkpatrick-Whitby who is also a Director and a shareholder of iBase Solutions. His salary is $130,130 (£65,000) per year.

(1)	Incentive Plan options granted to executive officers in 2007 for deferred salaries due to cash flow constraints.
(2)	Nonqualified deferred compensation earnings to executive officers have been accrued for 2007 as a result of missed salaries due to cash flow constraints.

No compensation, whether in cash or securities, was paid in any form to any of the executive officers of CMT during the fiscal years 2007, 2006, 2005, 2004, 2003, 2002 and 2001.

None of the directors or executive officers received a bonus or deferred compensation.

Outstanding Equity Awards At Fiscal Year-End Table

None.

Option Exercises And Stock Vested Table

None.

PENSION BENEFITS TABLE

None.

Nonqualified Deferred Compensation Table

None.

All Other Compensation Table

None.

Perquisites Table

None.

There are no existing or planned option/SAR grants.

Employment Agreements

The Company entered into an employment agreement with Thomas Honey, a director of CMKT on April 1, 2008. Mr. Honey became a director of CMKT on June 9, 2008. The agreement is for 2 years and required Mr. Honey to relocate to the UK and compensates him for the costs involved. CMKT will pay for his temporary residence in the UK for 2 years. His compensation is £10,000 GPS per month and a signing bonus of £5,000 GPS. He will also receive 250,000 preferred shares of CMKT (the shares have not been issued to the date of this report). Please see the attached appendix for the full agreement. In our 55% owned subsidiary, iBase Solutions, the Company has an Executive Service Contract with our Technical Director, Craig Kirkpatrick-Whitby, who is also a Director and a shareholder of iBase Solutions. His salary is $130,130 (£65,000) per year.

Options/SAR Grants in Last Fiscal Year

None.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

None.

Other Director Compensation

On April 25, 2008, the Board of Directors approved an issuance of Series A preferred shares to the Directors of the Company. The shares are convertible into common shares at the rate of 2.5 to 1. The Series A preferred shares also carry 2.5 votes for each preferred share held. There is no market for the Series A preferred shares nor is there a trading market for the Series A preferred shares.

Hagop Bourourdjian	1,200,000 shares

Edward Arana	100,000 shares

Andy Aziz	100,000 shares

Peter Feit	100,000 shares

Pasquale Ceci	30,000 shares

All directors receive no cash compensation for their services as directors.

Employment Contracts and Termination of Employment and Change in Control Arrangements

There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer of the Company which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with the Company or its subsidiaries, any change in control of the Company or a change in the person’s responsibilities following a change in control of the Company.

Nor are there any agreements or understandings for any director or executive officer to resign at the request of another person. None of the Company’s directors or executive officers is acting on behalf of or will act at the direction of any other person.

The Company presently has no employment agreements with any of its executive officers.

Compensation Pursuant to Plans; Pension Table

We have no retirement, pension, profit sharing, or other plan covering any of our officers and directors.

We have adopted no formal stock option plans for our officers, directors and/or employees. We reserve the right to adopt one or more stock options plans in the future. Presently we have no plans to issue additional shares of our common or preferred stock or options to acquire the same to our officers, directors or their affiliates or associates.

DESCRIPTION OF CAPITAL STOCK

General

The Company is authorized to issue 250,000,000 shares of common stock, par value of $0.001 per share and 10,000,000 shares of preferred stock, par value of $0.001 per share. There were 18,533,653 and 23,098,186 shares of common stock issued and outstanding on December 31, 2007 and October 15, 2008 respectively.

Common Stock

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock issuable upon exercise of warrants or conversion of notes that are being registered in this prospectus will, when the warrants or note are properly exercised, be fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority to issue 10,000,000 shares of preferred stock in one or more series and to determine all of the rights, preferences, privileges and restrictions of the preferred stock. As of the date of this prospectus, other than as outlined below, the Company does not have any preferred stock issued or outstanding. If we issue any additional preferred stock in the future, it may have the effect of delaying or preventing a change in control without further action by our stockholders and may adversely affect the voting, dividend and other rights of the holders of our common stock. In addition, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

On April 25, 2008 the Board of Directors approved an issuance of Series A preferred shares to the Directors of the Company. The shares are convertible into common shares at the rate of 2.5 to 1. The Series A preferred Shares also carry 2.5 votes for each preferred share held. There is no market for the Series A preferred Shares nor is there a trading market for the Series A preferred shares.

Our current Preferred shareholders are:

Hagop Bourourdjian	1,200,000 shares

Edward Arana	100,000 shares

Andy Aziz	100,000 shares

Peter Feit	100,000 shares

Pasquale Ceci	30,000 shares

Limitation of Liability: Indemnification

Our Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Florida law. Our Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We believe that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions of The Articles Of Incorporation

Our Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board of Directors, and a requirement of advance notice for the submission of stockholder proposals or director nominees.

MARKET FOR REGISTRANT’S COMMON EQUITY,

RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Capital Markets Technologies, Inc. common stock is traded in the over-the-counter Bulletin Board market under the symbol “CMKT.OB.”

At October 15, 2008, there were 23,098,186 shares of common stock of Capital Markets Technologies, Inc. outstanding and there were approximately 117 shareholders of record of the Company’s common stock.

The following table sets forth for the periods indicated the high and low bid quotations for Capital Markets Technologies, Inc.’s common stock. These quotations represent inter-dealer quotations, without adjustment for retail markup, markdown or commission and may not represent actual transactions.

FISCAL 2008	HIGH BID	LOW BID
Quarter Ended September 30, 2008	$0.90	$0.83
Quarter Ended June 30, 2008	$1.06	$1.00
Quarter Ended March 31, 2008	$1.41	$1.15

FISCAL 2007	HIGH BID	LOW BID
Quarter Ended December 31, 2007	$1.41	$.83
Quarter Ended September 30, 2007	1.38	1.34
Quarter Ended June 30, 2007	1.30	1.01
Quarter Ended March 31, 2007	1.52	.90

FISCAL 2006	HIGH BID	LOW BID
Quarter Ended December 31, 2006	$1.23	$.90
Quarter Ended September 30, 2006	1.01	1.01
Quarter Ended June 30, 2006	7.25	5.25
Quarter Ended March 31, 2006	.25	.25

We may never pay any dividends to our shareholders. We have not declared any dividends for the years ended December 31, 2007 and 2006. Our Board of Directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

CMT’s Transfer Agent and Registrar for the common stock is Interwest Transfer Company, Inc. located in Salt Lake City, Utah.

Equity Compensation Plan Information

Stock Option Plan

The Company, at the current time, has no stock option plan or any equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED

STOCKHOLDER MATTERS

The following table sets forth certain information as of October 15, 2008, with respect to the shares of common stock beneficially owned by: (i) each director; (ii) each executive officer; (iii) all current executive officers (regardless of salary and bonus level) and directors as a group; and (iv) each person known by us to beneficially own more than 5% of our outstanding common stock. The address for each shareholder is 340 E. Randolph Street, Suite 2701, Chicago, IL 60610. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

This table is based upon information obtained from our stock records.

NAME OF BENEFICIAL OWNER	AMOUNT OF OWNERSHIP(1)	PERCENTAGE OF CLASS(2)
Hagop Bouroudjian	3,000,000	11.9%
Pasquale Ceci	75,000	Less than 1%
Andy Aziz	250,000	1.0%
Peter Feit	250,000	1.0%
Edward Arana	250,000	1.0%
(all executive officers and directors as a group (5 persons)	3,825,000	15.2%

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof.
(2)	Based on 25,144,186 shares of capital stock, including 23,098,186 shares of common stock outstanding as of October 15, 2008 and 2,246,000 shares underlying the Series A Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no material transactions during the past two years between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, nor any of their immediate family members.

INTERESTS OF NAMED EXPERT AND COUNSEL

Our financial statements for the year ended December 31, 2007, contained in this prospectus have been audited by MADSEN & ASSOCIATES, CPA’s Inc., registered independent certified public accountants, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting. Madsen & Associates, CPA’s Inc. does not own any interest in us.

Joseph I. Emas passed upon the validity of the issuance of the common shares to be sold by the selling security holders under this prospectus. Joseph I. Emas does not own any interest in us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3).

Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3).

Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

TRANSFER AGENT

CMT’s Transfer Agent and Registrar for the common stock is Interwest Transfer Company, Inc. located in Salt Lake City, Utah.

CAPITAL MARKETS TECHNOLOGIES, INC.

(A Development Stage Enterprise)

MADSEN & ASSOCIATES, CPA’s Inc.	684 East Vine St, Suite 3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801 268-2632
Fax 801-262-3978

Board of Directors

Capital Markets Technologies, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Capital Markets Technologies, Inc. and subsidiary (development stage company) at December 31, 2007 and the consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006, and the period June 29, 1995 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness for the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over all financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Markets Technologies, Inc. and Subsidiary at December 31, 2007 and the consolidated statements of operations, and cash flows for the years ended December 31, 2007 and 2006, and the period June 29, 1995 (date of inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah

April 14, 2008

/s/ Madsen & Associates, CPA’s Inc.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

(Development Stage Company)

CONSOLIDATED BALANCE SHEET

As of December 31, 2007

ASSETS
CURRENT ASSETS
Cash	$292,968
Accounts Receivable	9,005

Total Current Assets	301,973

OFFICE EQUIPMENT – net of depreciation	20,265

OTHER ASSETS

Investment in Strike IT	202,180

$524,418

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES

Accounts payable	$806,222

Total Current Liabilities	806,222

Minority Interest	(38,037)

STOCKHOLDERS’ DEFICIENCY

Preferred stock
10,000,000 shares authorized at $.001 par value; none outstanding	—
Common stock
250,000,000 shares authorized at $.001 par value; 18,533,653 shares issued and outstanding	18,533
Capital in excess of par value	13,097,102
Accumulated deficit during development stage	(13,347,202)
Comprehensive income (loss)	(12,200)

Total Stockholders’ Deficiency	(243,767)

$524,418

The accompanying notes are an integral part of these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

(Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2007 and 2006 and the

period June 29, 1995 (date of inception) to December 31, 2007

	Dec 31, 2007	Dec 31, 2006	Jun 29, 1995 to Dec 31, 2007
REVENUES	$—	$—	$77,368

EXPENSES
Professional fees	63,762	—	63,762
Consulting fees	180,588	—	180,588
Advertising and Promotion	542,439	—	542439
Administrative	44,132	32,000	3,724,936
Commissions	98,901	—	98,901
Wages and Benefits	24,461	—	24,461
Amortization of web site	—	—	1,789,800
Stock and options - compensation expense	—	—	6,959,293

	954,283	32,000	13,384,180

NET OPERATING LOSS FROM OPERATIONS	(954,283)	(32,000)	(13,306,812)

OTHER INCOME (LOSSES)
Interest income (expense)	185	(2,727)	(327,224)
Depreciation	(5,066)	—	(5,066)
Gain on transfer of assets and liabilities	—	—	252,008

NET LOSS BEFORE MINORITY INTEREST	$(959,164)	$(34,727)	$(13,387,094)

Less Minority Interest	39,892	—	39,892

NET LOSS	$(919,272)	$(34,727)	$(13,347,202)

NET LOSS PER COMMON SHARE

Basic and diluted	$(0.05)	$(0.00)

AVERAGE OUTSTANDING SHARES - stated in 1,000’s

Basic	18,534	30,081

The accompanying notes are an integral part of these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Development Stage Company)

Period June 29, 1995 (date of inception) to December 31, 2007

	Common Stock		Capital in Excess of Par Value	Accumulated Deficit
	Shares	Amount
Balance June 29, 1995	—	$—	$—	$—
Issuance of common stock for services	6,000	6	4,994	—
Net loss for period ended December 31, 1995	—	—	—	(5,000)
Net loss for year ended December 31, 1996	—	—	—	—
Net loss for year ended December 31, 1997	—	—	—	—
Net loss for year ended December 31, 1998	—	—	—	(900)
Issuance of common stock for cash	72,163	72	308,928	—
Issuance of common stock for services	133	—	288,000
Options granted for services	—	—	6,466,293	—
Contributions to capital - expenses	—	—	174,000	—
Net loss for year ended December 31, 1999	—	—	—	(6,819,904)
Issuance of common stock for services	100	—	200,000	—
Amortize deferred compensation discount on note payable - related party	—	—	1,980,939	—
Net loss for year ended December 31, 2000	—	—	—	(3,323,139)
Issuance of common stock for cash	2,174	2	1,937,386	—
Issuance of common stock for expenses	173	—	132,000	—
Issuance of common stock for cash	374	1	279,999	—
Net loss for year ended December 31, 2001	—	—	—	(2,074,543)
Net loss for year ended December 31, 2002	—	—	—	(106,444)
Net loss for year ended December 31, 2003	—	—	—	(57,597)
Net loss for year ended December 31, 2004	—	—	—	(2,838)
Net loss for year ended December 31, 2005	—	—	—	(2,838)
Issuance of common stock for services	30,000,000	30,000	—	—
Issuance of common stock for debt	2,160,000	2,160	19,440	—
Net loss for year ended December 31, 2006	—	—	—	(34,727)
Issuance of common stock for debt	4,516,500	4,517	40,649
Common Stock cancelled	(20,000,000)	(20,000)	20,000	—
Issuance of Common Stock for cash	1,776,036	1,776	1,244,474
Net loss for year ended December 31, 2007	—	—	—	(919,272)

Balance December 31, 2007	18,533,653	$18,534	$13,097,102	$(13,347,202)

The accompanying notes are an integral part of these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

(Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2007 and 2006 and the period

June 29, 1995 (date of inception) to December 31, 2007

	Dec 31, 2007	Dec 31, 2006	Jun 29, 1995 to Dec. 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(919,272)	$(34,727)	$(13,347,202)
Adjustments to reconcile net loss to net cash provided by operating activities

Amortization of web site	—	—	1,789,800
Depreciation of office equipment	5,066	—	5,066
Change in accounts receivable	(9,005)	—	(9,005)
Change in accounts payable	247,677	4,727	(916,813)
Issuance stock and options for services and expenses		30,000	9,102,232
Contributions to capital – expenses	—	—	174,000

Net Cash Used in Operations	(675,534)	—	(3,201,922)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Office Equipment	(25,331)	—	(25,331)
Advances to Strike IT	(202,180)	—	(202,180)

Net Cash Used in Investing Activities	(227,511)	—	(227,511)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	1,246,250	—	3,772,638

Net Cash From Financing	1,246,250	—	3,772,638

Comprehensive loss/translation adjustment and minority interest	(50,237)	—	(50.237)

Net Increase in Cash	292,968	—	292,968

Cash at Beginning of Period	—	—	—

Cash at End of Period	$292,698	$—	$292,968

NON CASH FLOWS FROM OPERATING AND FINANCING ACTIVITIES
Issuance of 6,000 common shares for services – 1995			$5,000

Issuance of 133 common shares for services – 1999			288,000

Issuance of 100 common shares for services – 2000			200,000

Contributions to capital – expenses – 1999			174,000

Issuance of 173 common shares for expenses – 2001			132,000

Issuance of 30,000,000 common shares for services – 2006	—	30,000	30,000

Issuance of 2,160,000 common shares for payment of debt		21,600	21,600

Issuance of 4,516,500 common shares for payment of debt	45,165	—	45,165

OTHER DISCLOSURES
Interest income (expense)	185	(2,727)	(327,409)

The accompanying notes are an integral part of these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

1. ORGANIZATION

The Company was incorporated under the laws of the State of Florida on June 29, 1995 with the name ARLN Realty Associates, Inc with authorized common shares of 7,500 with a par value of $1.00. The Company had several name changes and authorized common share changes and on September 14, 2006 changed its name to Fintech Group, Inc. and changed its authorized common shares to 250,000,000 at a par value of $.001 and added authorized preferred shares of 10,000,000 at par value of $.001. On February 7, 2007 the name was changed to Capital Markets Technologies, Inc.

The terms of the preferred shares were determined by the Board of Directors in April 2007. The shares were designated as Series A Convertible Preferred Stock at 1 for 2.5 Common shares. Each preferred share issued has 2.5 votes on all matters presented to be voted by the holders of common stock. The shares are convertible at the option of the Holder at any time from and after the Original Issue Date. As of the date of the financial statement there have been no preferred shares issued.

The principal business activity of the corporation was the development of an e-commerce web site and an e-commerce virtual department store. During 2001 the activity was discontinued and its remaining assets and related liabilities were transferred and the Company has remained inactive since that date.

The Company is a development stage company.

After 2001 the Company has been engaged in seeking viable business opportunities in the financial services sector.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not adopted a policy regarding payment of dividends.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

On December 31, 2007, the Company had a net operating loss for carry forward of approximately $13,347,202.

Any income tax benefit has not been determined as there has been a substantial change in stockholders. The net operating loss will expire in 2028.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their estimated fair values due to their short term maturities.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any preferred share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Concentration of Credit Risk

There are no financial instruments that potentially subject the Company to significant concentration of credit risks.

Revenue Recognition

Revenue will be recognized on the sale and delivery of a product or the completion of services provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. ACCOUNTS PAYABLE

The Statute of Limitations has run on a substantial part of the accounts payable.

4. SUBSIDIARY

On September 28, 2007 the Company acquired 55% of iBase Solutions Limited, a private company incorporated in England. The Company paid $2,268 for the common shares. The minority shareholders are individuals residing in England.

iBase’s principal product is software which provides a pay-as-you-go service which automates interest and dividend claims between financial institutions and their counter parties. Principal target markets are key financial centres. The Company will pursuing global custodian banks and their asset management and hedge fund clients. The service is asp-enabled and sits on top of a swift service bureau belonging to a prospective acquisition target of Capital Markets Technologies, Inc.

5. CAPITAL STOCK

During 2007 the Company issued 4,516,500 common shares as full payment on a note payable.

During 2007 the Company issued 1,776,036 units in a private placement for $1,246,250. Each unit consists of one share of common stock, par value $.001 per share, and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. The warrants have been determined to have no value at the issuance date.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

6. SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

An officer controls a company that owns the property which the Company leases it office space from. The terms of the lease are $6,500 per month and the lease is month to month with no deposit paid.

The Company has incurred promotional expenses of $155,475 with an affiliate company of which $79,220 is still due and payable at December 31, 2007.

7. GOING CONCERN

The Company does not have the necessary working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through settlement of its debt by the issuance of common shares, loans from related parties, and equity funding which will enable the Company to conduct operations for the coming year.

8. SUBSEQUENT EVENTS

Subsequent to December 31, 2007 the Company has issued 1,766,668 units in a private placement for $1,725,000. Each unit consists of one share of common stock, par value $.001 per share, and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. The warrants have been determined to have no value at the issuance.

On December 17, 2007 the Company entered into a Letter of Intent with Strike IT Services Limited, a private company incorporated and registered in England and Wales, to purchase 100% of their outstanding common shares. Strike IT will become a 100% wholly owned subsidiary of the Company. The terms are as follows: $202,180 (£100,000) payable immediately, the balance of $202,180 (£100,000) pounds to be paid on closing of the transaction. The Company, in addition, will issue the principal shareholders of Strike IT 450,000 common shares. The Company has satisfied the first payment of $202,180 (£100,000) on December 20, 2007 and has also issued the 450,000 common shares on March 12, 2008. The final payment of $204,186(£100,000) was paid on March 18, 2008 and upon completion of Strike IT audits this transaction will be finalized.

Strike IT Services is an IT consultancy and recruitment company which has a number of corporate customers for whom it provides resources around SAP (SAP is the world’s largest business software company) and the treasury operations. The company has offices which is leases in Weybridge, Surrey on a month to month tenancy. They currently employ 5 full-time employees.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

8. SUBSEQUENT EVENTS (continued)

As Capital Markets Technologies, Inc. is anticipating the closing of the acquisition of Strike IT in May 2008, the following unaudited proforma balance sheets are provided. The statement includes the following assumptions:

•	The goodwill arising from the purchase of Strike IT is assumed to not be impaired nor has it been amortized.

•	The acquisition was finalized on January 1, 2007.

	Capital Markets Technologies, Inc. Dec. 31, 2007	Strike IT Services Ltd. Dec. 31, 2007
			Adjustments			Consolidated Dec. 31, 2007
			Debit	Credit	Ref
ASSETS

Cash (Bank Overdraft)	$292,968	$(668,783)	$1,725,000	$198,430	1 & 3	$1,150,755
Accounts Receivable	9,005	1,110,764				1,119,769
Office equipment-net of depreciation	20,265	29,868				50,133

Goodwill			642,986		4	642,986

Investment in Strike IT	202,180	—	396,860		2

			198,430	797,470	3 & 4	—

TOTAL ASSETS	$524,418	$471,849				$2,963,643

LIABILITIES & STOCKHOLDERS’ DEFICIENCY

Accounts Payable	$806,222	$317,365				1,123,587

Minority Interest	(38,037)	—				(38,037)

Stockholders’ equity & comprehensive Income (loss)	(243,767)	154,484	154,484	1,725,000	1 & 4

				396,860	2	1,878,093

	$524,418	$471,849				$2,963,643

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

8. SUBSEQUENT EVENTS (continued)

Adjustments explained:	Debit	Credit
1. Record sale of shares in private placement.

Cash	1,725,000
Share Capital		1,725,000

2. Record issuance of shares for Strike IT acquisition

Investment in Strike IT	396,860
Share capital		396,860

3. Record final cash payment to Strike IT for acquisition.

Investment in Strike IT	198,430
Cash		198,430

4. Consolidation entry

Goodwill calculated as follows:

Total Cash and Common shares paid to Shareholders of Strike IT		$797,470

Net assets of Strike IT		154,484

Good will on Purchase		$642,986

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

8. SUBSEQUENT EVENTS (continued)

In January 2008, Capital Markets Technologies Inc. acquired 100% of the shares of a private company, CMT Europe Limited, incorporated in England for $248 (£125). The company has neither operations nor assets. The purpose of the company is to function as a holding company for all UK acquisitions.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

(Development Stage Company)

CONSOLIDATED BALANCE SHEETS

As of June 30, 2008 and December 31, 2007

	Jun. 30, 2008	Dec. 31, 2007
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS

Cash	$115,508	$292,968
Prepaid Expenses	18,077	—
Accounts Receivable	15,356	9,005

Total Current Assets	148,941
OFFICE EQUIPMENT – net of depreciation	17,732	20,265

OTHER ASSETS

Note Receivable	129,887	—

Investment in The Sepa Consultancy Limited	1,993,350	—
Investment in Strike IT	811,216	202,180

	$3,101,126	$524,418

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES

Accounts payable	$684,733	$806,222

Total Current Liabilities	684,733	806,222

Minority Interest	(107,587)	(38,037)

STOCKHOLDERS’ EQUITY (DEFICIENCY)

Preferred stock
10,000,000 shares authorized at $.001 par value; 2,286,000 outstanding	2,286	—
Capital in excess of par value	158,364
Common stock
250,000,000 shares authorized at $.001 par value; 22,798,186 shares issued and outstanding	22,798	18,533
Capital in excess of par value	16,901,858	13,097,102
Accumulated deficit during development stage	(14,551,569)	(13,347,202)
Comprehensive income (loss)	(9,757)	(12,200)

Total Stockholders’ Equity (Deficiency)	2,523,980	(243,767)

	$3,101,126	$524,418

The accompanying notes are an integral part of these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

(Development Stage Company)

STATEMENTS OF OPERATIONS

For the three months ended June 30, 2008 and 2007

(unaudited)

	June 30, 2008	June 30, 2007
REVENUES	$—	$—

EXPENSES
Professional fees	44,378	10,750
Consulting fees	155,213	30,000
Advertising and Promotion	453,662	65,257
Administrative	36,324	19,476
Wages and Benefits	14,191	—
Depreciation	83,503	—

	787,271	125,483

NET OPERATING LOSS FROM OPERATIONS	(787,271)	(125,483)
OTHER INCOME (LOSSES)
Interest income (expense)	4,162	(230)

NET LOSS BEFORE MINORITY INTEREST	(783,109)	(125,713)
Less Minority Interest & comprehensive loss	42,778	—

NET LOSS	$(740,331)	$(125,713)

NET LOSS PER COMMON SHARE

Basic	$(0.03)	$(0.00)

Diluted	$(0.02)	$(0.00

AVERAGE OUTSTANDING SHARES - stated in 1,000’s

Basic	22,798	34,335
Diluted	28,513	34,335

The accompanying notes are an integral part of these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

(Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the six months ended June 30, 2008 and 2007

(unaudited)

	June 30, 2008	June 30, 2007
REVENUES	$—	$—

EXPENSES
Professional fees	59,625	27,750
Consulting fees	200,313	30,000
Advertising and Promotion	718,938	65,257
Administrative	104,034	23,406
Commissions	57,500	—
Wages and Benefits	50,456	—
Software Development	82,237	—
Depreciation	2,533	—

	1,275,636	146,413

NET OPERATING LOSS FROM OPERATIONS	(1,275,636)	(146,413)
OTHER INCOME (LOSSES)
Interest income	4,162	(603)

NET LOSS BEFORE MINORITY INTEREST	$(1,271,474)	$(147,016)
Less Minority Interest and Comprehensive Loss	67,107	—

NET LOSS	$(1,204,367)	$(147,016)

NET LOSS PER COMMON SHARE

Basic	$(0.05)	$(0.00)

Diluted	$(0.04)	$(0.00)

AVERAGE OUTSTANDING SHARES - stated in 1,000’s

Basic	22,798	34,335

The accompanying notes are an integral part of these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Development Stage Company)

Period June 29, 1995 (date of inception) to June 30, 2008

(unaudited)

	Common Stock		Capital in Excess of Par Value	Accumulated Deficit
	Shares	Amount
Balance June 29, 1995	—	$—	$—	$—
Issuance of common stock for services	6,000	6	4,994	—
Net loss for period ended December 31, 1995	—	—	—	(5,000)
Net loss for year ended December 31, 1996	—	—	—	—
Net loss for year ended December 31, 1997	—	—	—	—
Net loss for year ended December 31, 1998	—	—	—	(900)
Issuance of common stock for cash	72,163	72	308,928	—
Issuance of common stock for services	133	—	288,000
Options granted for services	—	—	6,466,293	—
Contributions to capital - expenses	—	—	174,000	—
Net loss for year ended December 31, 1999	—	—	—	(6,819,904)
Issuance of common stock for services	100	—	200,000	—
Amortize deferred compensation discount on note payable - related party	—	—	1,980,939	—
Net loss for year ended December 31, 2000	—	—	—	(3,323,139)
Issuance of common stock for cash	2,174	2	1,937,386	—
Issuance of common stock for expenses	173	—	132,000	—
Issuance of common stock for cash	374	1	279,999	—
Net loss for year ended December 31, 2001	—	—	—	(2,074,543)
Net loss for year ended December 31, 2002	—	—	—	(106,444)
Net loss for year ended December 31, 2003	—	—	—	(57,597)
Net loss for year ended December 31, 2004	—	—	—	(2,838)
Net loss for year ended December 31, 2005	—	—	—	(2,838)
Issuance of common stock for services	30,000,000	30,000	—	—
Issuance of common stock for debt	2,160,000	2,160	19,440	—
Net loss for year ended December 31, 2006	—	—	—	(34,727)
Issuance of common stock for debt	4,516,500	4,517	40,649	—
Common Stock cancelled	(20,000,000)	(20,000)	20,000	—
Issuance of Common Stock for cash	1,776,036	1,776	1,244,474	—
Net loss for year ended December 31, 2007				(919,272)
Issuance of Common Stock for cash	2,539,533	2,539	2,381,961	—
Conversion of preferred stock into common stock	300,000	300	29,700	—
Issuance of Common Stock for acquisition-Strike IT	450,000	450	403,770	—
Issuance of Common Stock for acquisition-SEPA	975,000	975	989,325	—
Net loss for period ended June 30, 2008	—	—	—	(1,204,367)

Balance June 30, 2008	22,798,186	$22,798	$16,901,858	$(14,551,569)

The accompanying notes are an integral part of these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS’ PREFERRED STOCK EQUITY (Development Stage Company)

Period June 29, 1995 (date of inception) to June 30, 2008

(unaudited)

	Preferred Stock		Capital in Excess of Par Value
	Shares	Amount
Balance June 29, 1995	—	$—	$—
Issuance of preferred stock for services	120,000	120	29,880
Conversion of preferred into common stock	(120,000)	(120)	(29,880)
Issuance of preferred stock for services	636,000	636	158,364
Issuance of preferred stock to officers and board	1,650,000	1,650	—

Balance June 30, 2008	2,286,000	$2,286	$158,364

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

(Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the six months ended June 30, 2008 and 2007

(unaudited)

	June 30 2008	June 30 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,204,367)	$(147,016)
Adjustments to reconcile net loss to net cash provided by operating activities

Preferred stock issued for services	190,650	—
Depreciation of office equipment	2,533	—
Changes in current assets and liabilities	(145,916)	3,233

Net Cash Used in Operations	(1,157,100)	(143,783)

CASH FLOWS FROM INVESTING ACTIVITIES
Advance of Note Receivable	(129,887)	—
Investment in The Sepa Consultancy Limited	(1,003,050)	—
Investment in Strike IT	(204,816)	—

Net Cash Used in Investing Activities	(1,337,753)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Conversion of debt to common shares	—	20,940
Proceeds from sale of common stock	2,384,500	520,100

Net Cash From Financing	2,384,500	541,040

Comprehensive loss/translation adjustment and minority interest	(67,107)	—

Net Increase (decrease) in Cash	(177,460)	397,257
Cash at Beginning of Period	292,968	—

Cash at End of Period	$115,508	$397,257

The accompanying notes are an integral part of these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

1. ORGANIZATION

The Company was incorporated under the laws of the State of Florida on June 29, 1995 with the name “RLN Realty Associates, Inc” with authorized common shares of 7,500 with a par value of $1.00. The Company had several name changes and authorized common share changes and on September 14, 2006 changed its name to “Fintech Group, Inc.” and changed its authorized common shares to 250,000,000 at a par value of $.001 and added authorized preferred shares of 10,000,000 at par value of $.001. On February 7, 2007, the name was changed to “Capital Markets Technologies, Inc.”

The terms of the preferred shares were determined by the Board of Directors in April 2007. The shares were designated as Series A Convertible Preferred Stock at 1 for 2.5 Common shares. Each preferred share issued has 2.5 votes on all matters presented to be voted by the holders of common stock. The shares are convertible at the option of the Holder at any time from and after the Original Issue Date.

The principal business activity of the corporation was the development of an e-commerce web site and an e-commerce virtual department store. During 2001 the activity was discontinued and its remaining assets and related liabilities were transferred and the Company has remained inactive since that date.

The Company is a development stage company.

After 2001 the Company has been engaged in seeking viable business opportunities in the financial services sector.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not adopted a policy regarding payment of dividends.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

On June 30, 2008, the Company had a net operating loss for carry forward of approximately $14,081,553.

Any income tax benefit has not been determined as there has been a substantial change in stockholders. The net operating loss will expire in 2029.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their estimated fair values due to their short term maturities.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any preferred share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Concentration of Credit Risk

There are no financial instruments that potentially subject the Company to significant concentration of credit risks.

Revenue Recognition

Revenue will be recognized on the sale and delivery of a product or the completion of services provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. ACCOUNTS PAYABLE

The Statute of Limitations has run out on $557,323 of the accounts payable.

4. NOTE RECEIVABLE

The Company’s subsidiary, iBase Solutions Limited, has entered into a credit facility agreement with Simplex Consulting Limited(a potential acquisition target of Capital Markets Technologies, Inc.) The Company has agreed to provide a loan due on demand with interest calculated a 4% per annum calculated on a daily basis. Upon completion of the acquisition of Simplex Consulting this receivable will eliminate upon consolidation.

5. OFFICE EQUIPMENT

Office equipment is being depreciated on a straight line basis over a 5 year period. The original cost of the office equipment, acquired during 2007, was $25,332 and $7,600 dollars has been depreciated to date for a net book value of $17,732.

6. SUBSIDIARIES

On September 28, 2007 the Company acquired 55% of iBase Solutions Limited, a private company incorporated in England. The Company paid $227 for the common shares. The minority shareholders are individuals residing in England.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

6. SUBSIDIARIES (continued)

iBase’s principal product is software which provides a pay-as-you-go service which automates interest and dividend claims between financial institutions and their counter parties. Principal target markets are key financial centers. The Company will pursue global custodian banks and their asset management and hedge fund clients. The service is asp-enabled and sits on top of a swift service bureau belonging to a prospective acquisition target of Capital Markets Technologies, Inc.

In January 2008, Capital Markets Technologies Inc. acquired 100% of the shares of a private company, CMT Europe Limited, incorporated in England for $254 (£125). The purpose of the company is to function as a holding company for all UK acquisitions.

On December 17, 2007 the Company entered into a Letter of Intent with Strike IT Services Limited, a private company incorporated and registered in England and Wales, to purchase 100% of their outstanding common shares. Strike IT will become a 100% wholly owned subsidiary of the Company. The terms are as follows: $202,180 (£100,000) payable immediately, the balance of $202,180 (£100,000) pounds to be paid on closing of the transaction. The Company, in addition, will issue the principal shareholders of Strike IT 450,000 common shares. The Company has satisfied the first payment of $202,180 (£100,000) on December 20, 2007 and has also issued the 450,000 common shares on March 12, 2008. The final payment of $204,186(£100,000) was paid on March 18, 2008 and upon completion of Strike IT audits this transaction will be finalized. The financial statements have not been presented with the consolidation as it has not been finalized. Refer to the pro formas included in the notes to the financial statements.

Strike IT Services is an IT consultancy and recruitment company which has a number of corporate customers for whom it provides resources around SAP (SAP is the world’s largest business software company) and the treasury operations. The company has offices which it leases in Weybridge, Surrey on a month to month tenancy. They currently employ 5 full-time employees.

During May 2008 the Company entered into a Letter of Intent with The SEPA Consultancy Limited, a private company incorporated and registered in England and Wales to purchase 100% of their outstanding common shares. SEPA will become a 100% wholly owned subsidiary of the Company. The terms are as follows: $1,003,050 (£500,000) and the issuance of the Company’s stock to a value equal to £500,000 (975,000 shares) immediately. The Company has satisfied the first payment of $1,003,050 (£500,000) during May and June of 2008 as well has issued 975,000 common shares on May 28, 2008. The terms call for further payments as follows:

•

First anniversary: the sum of £500,000 in cash and the issue of common stock of the Company to a value equal to £500,000 based upon the market price of the Company at the date of payment and the £Sterling/£US dollar exchange rate prevailing at such time

•

Second anniversary: the sum of £500,000 in cash and the issue of common stock of the Company to a value equal to £500,000 based upon the market price of the Company at the date of payment and the £Sterling/US dollar exchange rate prevailing at such time

Refer to the pro formas included in the notes to the financial statements.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

6. SUBSIDIARIES (continued)

The SEPA Consultancy Ltd. is a specialist consultancy company to support the payments industry in realizing the Single Euro Payments Area and in complying with the related legislation—The Payment Services Directive. The SEPA Consultancy has been founded by prominent figures in the Payments and Cash Management industry, and its services are targeted primarily at payment service providers, be they banks, non-bank financial companies, or clearing systems. The SEPA Consultancy combines in-depth industry expertise with proven programmed management techniques, the latter derived from successful approaches towards the adoption of the Euro in the first place. Our services are based on Best-Practice approaches for SEPA and PSD Programs as compiled by the company’s experts. SEPA has leased offices in London, England. They currently employ 6 full-time employees and use outside consultants as required.

During November 2007 the Company entered into a Letter of Intent with Simplex Solutions Inc. to purchase it’s wholly owned subsidiary Simplex Consulting Limited (Simplex), a company incorporated in England and Wales. The Company intends to purchase 100% of their outstanding common shares in exchange for 5,000,000 shares of the Company issued from Treasury. Refer to the pro formas included in the notes to the financial statements.

Simplex is a UK-based consulting firm specializing in wholesale payments and post-trade processing technologies and services in the banking and securities markets. The Company is aiming to finalize the transaction this year, although no assurances can be made that such transaction will be finalized. Simplex is one of only three SWIFT Service Partners in the UK, Ireland and Nordic territories and runs a SWIFT Service Bureau providing outsourced connectivity to the SWIFT Network and other value-added services. Simplex’s customer base includes a number of the world’s leading financial institutions as well as asset managers, hedge funds and large corporations.

Simplex Consulting Ltd. is one of Europe’s leading financial technology consultancies focusing on business change, systems implementation and STP within the Banking, Securities and corporate treasury marketplaces. Simplex was established in 1997 to provide a high quality systems implementation service focusing on the middleware and evolving STP and exception based processing requirements of financial institutions. Simplex is an accredited SWIFT Service Partner, and operates a SWIFT Service Bureau, offering an outsourced SWIFTNet connectivity service, and a range of value added outsourced applications.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

7. CAPITAL STOCK

On May 28, 2008 the Company issued 975,000 common shares to the principals of The SEPA Consultancy Limited for the acquisition of their company.

On April 25, 2008 the Company issued 1,650,000 preferred shares to the Board of Directors and Officers of the Company as Compensation for services at a value of $1,650. The Chairman of the Board received 1,200,000 preferred shares that if converted into common shares would result in holdings of 3,000,000 common shares or 12.4% of the current outstanding shares.

During May 2008 the Company issued 636,000 preferred shares to various individuals and companies for consulting services valued at $159,000.

During the second quarter of 2008 the Company issued 639,525 units in a private placement for $659,500. Each unit consists of one share of common stock, par value $.001 per share, and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. The warrants have been determined to have no value at the issuance date.

On March 12, 2008 the Company issued 450,000 common shares to the principals of Strike IT for the acquisition of their company.

During March 2008 the company issued 120,000 preferred shares for consulting services valued at $30,000 which were subsequently converted into 300,000 common shares.

During the first quarter of 2008 the Company issued 1,900,008 units in a private placement for $1,725,000. Each unit consists of one share of common stock, par value $.001 per share, and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. The warrants have been determined to have no value at the issuance date.

During 2007 the Company issued 4,516,500 common shares as full payment on a note payable.

During 2007 the Company issued 1,776,036 units in a private placement for $1,246,250. Each unit consists of one share of common stock, par value $.001 per share, and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. The warrants have been determined to have no value at the issuance date.

8. SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

An officer controls a company that owns the property which the Company leases it office space from. The terms of the lease are $6,500 per month and the lease is month to month with no deposit paid.

The Company has incurred promotional expenses of $83,555 (2007-$155,475) with an affiliate company.

The Company appointed a new board of director on June 9, 2008. This board member has been paid consulting fees, relocation expenses and living allowances of $140,455.

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

9. SUBSEQUENT EVENTS (continued)

As Capital Markets Technologies, Inc. is anticipating the closing of the acquisition of Strike IT during 2008, the following unaudited proforma balance sheets are provided. The statement includes the following assumptions:

•	The goodwill arising from the purchase of Strike IT is assumed to not be impaired nor has it been amortized

•	The acquisition was finalized on January 1, 2008

	Capital Markets Technologies, Inc. June 30, 2008	Strike IT Services Ltd. June 30, 2008	Adjustments		Ref	Consolidated June 30, 2007
			Debit	Credit
ASSETS

Prepaid Expenses	18,077	—				18,077
Accounts Receivable	15,356	1,546,875				1,562,231
Note Receivable - Simplex	129,887	—				129,887
Note Receivable - CMT Europe	—	69,671		69,671	1	—
Office equipment-net of depreciation	17,732	25,553				43,285

Goodwill			407,617		2	407,617

Investment in SEPA	1,993,350	—				1,993,350
Investment in Strike IT	811,216	—		811,216	2	—

TOTAL ASSETS	$2,985,618	$1,642,099				$4,154,447

LIABILITIES & STOCKHOLDERS’ DEFICIENCY

Bank Overdraft (Cash)	$(115,508)	$502,567				387,059
Accounts Payable	615,062	735,933				1,350,995
Note Payable - Strike IT	69,671	—	69,671		2	—
Minority Interest	(107,587)	—				(107,587)
Stockholders’ equity & comprehensive Income (loss)	2,523,980	403,599	403,599		2	2,523,980

	$2,985,618	$1,642,099				$4,154,447

			Debit	Credit
Adjustments explained:

1. Eliminate intercompany balance

Note Payable – Strike IT			69,671
Note Receivable – Strike IT				69,671

2. Consolidation entry

Goodwill calculated as follows:
Total Cash and Common shares paid to Shareholders of Strike IT	$811,216
Net assets of Strike IT	403,599

Good will on Purchase	$407,617

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

9. SUBSEQUENT EVENTS (continued)

As Capital Markets Technologies, Inc. is anticipating the closing of the acquisition of The SEPA Consultancy Limited (SEPA) during 2008, the following unaudited proforma balance sheets are provided. The statement includes the following assumptions:

•	The goodwill arising from the purchase of SEPA is assumed to not be impaired nor has it been amortized

•	The acquisition was finalized on January 1, 2008

	Capital Markets Technologies, Inc.	The SEPA Consultancy Ltd.	Adjustments			Consolidated
	June 30, 2008	June 30, 2008	Debit	Credit	Ref	June 30, 2007
ASSETS

Prepaid Expenses	18,077	—				18,077
Accounts Receivable	15,356	305,061				320,417
Note Receivable - Simplex	129,887	—				129,887
Office equipment-net of depreciation	17,732	20,302				38,034
Goodwill			3,783,172		3	3,783,172
Investment in SEPA	1,993,350	—	995,300		1
			995,300	3,983,950	2 & 3	—
Investment in Strike IT	811,216	—				811,216

TOTAL ASSETS	$2,985,618	$325,363				$5,100,803

LIABILITIES & STOCKHOLDERS’ DEFICIENCY

Bank Overdraft (Cash)	$(115,508)	$(251,196)		995,300	2	628,596
Accounts Payable	615,062	375,781				990,843
Note Payable - Strike IT	69,671	—				69,671
Minority Interest	(107,587)	—				(107,587)
Stockholders’ equity & comprehensive Income (loss)	2,523,980	200,778	200,778	995,300	1 & 3	3,519,280

	$2,985,618	$325,363				$5,100,803

			Debit	Credit
Adjustments explained:
1. Record issuance of shares for SEPA acquisition
Investment in SEPA			995,300
Share Capital				995,300
2. Record final cash payment to SEPA for acquisition
Investment in SEPA			995,300
Cash				995,300
3. Goodwill calculated as follows:
Total Cash and Common shares paid to Shareholders of SEPA	$3,983,950
Net assets of SEPA	(200,778)

Goodwill on Purchase	$3,783,172

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

9. SUBSEQUENT EVENTS (continued)

As Capital Markets Technologies, Inc. is anticipating the closing of the acquisition of Simplex Consulting Limited (Simplex) during 2008, the following unaudited proforma balance sheets are provided. The statement includes the following assumptions:

•	The goodwill arising from the purchase of Simplex is assumed to not be impaired nor has it been amortized

•	The acquisition was finalized on January 1, 2008

	Capital Markets Technologies, Inc.	Simplex Consulting Ltd.	Adjustments			Consolidated
	June 30, 2008	June 30, 2008	Debit	Credit	Ref	June 30, 2007
ASSETS

Cash	$115,508	$73,037				$188,545
Prepaid Expenses	18,077	—				18,077
Accounts Receivable	15,356	2,166,336				2,181,692
Note Receivable - Simplex	129,887	—		129,887	1	—
Office equipment-net of depreciation	17,732	39,850				57,582
Goodwill			6,409,655		3	6,409,655
Investment in SEPA	1,993,350	—				1,993,350
Investment in Simplex	—	—	5,000,000	5,000,000	2 & 3	—
Investment in Strike IT	811,216	—				811,216

TOTAL ASSETS	$3,101,126	$2,279,223				$11,660,117

LIABILITIES & STOCKHOLDERS’ DEFICIENCY

Accounts Payable	615,062	3,558,992				4,174,053
Note Payable - Strike IT	69,671	—				69,671
Minority Interest	(107,587)	—				(107,587)
Stockholders’ equity & comprehensive Income (loss)	2,523,980	(1,409,655)		5,000,000 1,409,655	2 3	7,523,980

	$3,101,126	$325,363				$11,660,117

			Debit	Credit
Adjustments explained:
1. Record issuance of shares for Simplex acquisition
Investment in Simplex			5,000,000
Share Capital				5,000,000
2. Goodwill calculated as follows:
Total Common Shares issued	$5,000,000
Net deficit of Simplex	1,409,655

Goodwill on Purchase	$6,409,655

CAPITAL MARKETS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(unaudited)

9. SUBSEQUENT EVENTS (continued)

When completion of all 3 acquisitions close (Strike IT Limited, The SEPA Consultancy Limited and Simplex Consulting Limited) the following unaudited summarized pro-forma balance sheet is provided.

Capital Markets
Technologies, Inc.
And Subsidiaries
June 30, 2008
ASSETS
Prepaid Expenses	$18,077
Accounts Receivable	4,033,628
Office equipment-net of depreciation	103,437
Goodwill	10,600,444

TOTAL ASSETS	$14,755,586

LIABILITIES & STOCKHOLDERS’ DEFICIENCY
Bank Overdraft	1,058,126
Accounts Payable	5,285,767
Minority Interest	(107,587)
Stockholders’ equity & comprehensive Income (loss)	8,519,280

$14,755,586

PROSPECTUS

Capital Markets Technologies, Inc.

7,046,378 Shares of Common Stock

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

Until [            ], 2008, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3)

Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S.607.0850(9).

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Issuances of Unregistered Securities

During September, 2008, the Company issued 200,000 units in a private placement for $210,000. Each unit consists of one share of common stock, par value $.001 per share, and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. The warrants have been determined to have no value at the issuance date.

On May 28, 2008 the Company issued 975,000 common shares to the principals of The SEPA Consultancy Limited for the acquisition of their company.

During May 2008 the Company issued 636,000 preferred shares to various individuals and companies for consulting services valued at $159,000.

During the second quarter of 2008 the Company issued 639,525 units in a private placement for $659,500. Each unit consists of one share of common stock, par value $.001 per share, and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. The warrants have been determined to have no value at the issuance date.

On April 25, 2008 the Board of Directors approved an issuance of Series A Preferred Shares to the Directors of the Company. The shares are convertible into common shares at the rate of 2.5 to 1. The Series A Preferred Shares also carry 2.5 votes for each preferred share held. There is no market for the Series A Preferred Shares nor is there a trading market for the Series A Preferred Shares The preferred shares are deemed to be nominal value as there is currently no market for these shares.

In April 2008 the company issued 40,000 preferred shares for client referral services valued at $5,000.

In March 2008 the Company issued 450,000 common shares to the principals of Strike IT for the acquisition of their Company.

In January 2008 the Company issued 120,000 preferred shares for $30,000 of consulting services. These shares were subsequently converted into common shares in March 2008 at a ratio of 2.5:1 or 300,000 common shares.

During 2008, the Company issued 1,900,008 units in a private placement for $1,725,000. Each unit consists of one share of common stock and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants are detachable and may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. No warrants have been exercised to date.

II - 2

During 2007, the Company issued 1,776,036 units in a private placement for $1,256,250. Each unit consists of one share of common stock and one Common Stock Purchase Warrant. The Common Stock Purchase Warrants are detachable and may be redeemed for one additional share of common stock at a price of $1.50 per share, beginning two years from date of purchase. No warrants have been exercised to date.

During 2007, the Company issued 4,516,500 shares as settlement of a prior debt.

During 2006, the Company issued 2,160,000 shares as partial settlement of a prior debt.

During 2001 the Company issued 2,548 post split restricted common shares for cash of $2,217,388 and 173 for expenses of $132,000.

The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Commission Registration Fee	$295
Printing and Engraving Expenses	$2,000
Accounting Fees and Expenses	$1,000
Legal Fees and Expenses	$1,000
Miscellaneous	$705

TOTAL	$5,000

Exhibits

*	3.1	Articles of Incorporation of RLN Realty Associates, Inc. Effective June 29, 1995

*	3.2	Articles of Amendment to RLN Realty Associates, Inc. filed on June 9, 1998

*	3.3	Articles of Amendment to RLN Realty Associations, Inc. filed on March 1, 1999

*	3.4	Bylaws of Netmaximizer.com, Inc.

*	3.5	Articles of Amendment of Gentech Pharma, Inc. filed on October 27, 2005

*	3.6	Articles of Amendment of Gentech Pharma, Inc. filed on December 19, 2005

*	3.7	Articles of Amendment of Fintech Group, Inc. filed on September 1, 2006

*	3.8	Articles of Amendment of Capital Markets Technologies, Inc. filed on February 9, 2007

***	10.1	Agreement with Thomas Honey

***	10.2	IBase Solutions Agreement

***	10.3	Simplex Agreement

***	10.4	Strike IT Services Share Purchase Agreement

***	10.5	SEPA Sale and Purchase Agreement

***	5.1	Opinion of Joseph I. Emas, P.A.

**	21.	Subsidiaries

***	23.1	Consent of Independent Registered Public Accounting Firm

***	23.2	Consent of counsel to the use of the opinion annexed at Exhibit 5.1 (contained in the opinion annexed at Exhibit 5.1)

*	Previously filed as an exhibit to the Company’s Form 10KSB filing for the fiscal year ended December 31, 2001 and incorporated by reference.
**	Previously filed as an exhibit to the Company’s Form 10KSB filing for the fiscal year ended December 31, 2007 and incorporated by reference
***	Filed herein.

UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, on October 23, 2008.

CAPITAL MARKETS TECHNOLOGIES, INC.

/s/ Hagop Bouroudjian
Chairman of the Board, Chief Executive Officer
Date:	October 23, 2008

/s/ Edward Anthony Arana
Director and Chief Financial Officer, Principal Accounting Officer
Date:	October 23, 2008

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By	/s/ Hagop Bouroudjian
Chairman of the Board, Chief Executive Officer
Date:	October 23, 2008

By	/s/ Pasquale Ceci
President and Secretary,
Date:	October 23, 2008

By	/s/ Andy Aziz
Director
Date:	October 23, 2008

By	/s/ Peter Feit
Director
Date:	October 23, 2008

By	/s/ Edward Anthony Arana
Chief Financial Officer, Principal Accounting Officer and Director
Date:	October 23, 2008

By	/s/ Thomas Honey
Director
Date:	October 23, 2008

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Joseph I. Emas, P.A.

10.1	Agreement with Thomas Honey

10.2	IBase Solutions Agreement

10.3	Simplex Agreement

10.4	Strike IT Services Share Purchase Agreement

10.5	SEPA Sale and Purchase Agreement

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of counsel to the use of the opinion annexed at Exhibit 5.1 (contained in the opinion annexed at Exhibit 5.1)